Exhibit 99.2
MINTERA CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)

	June 30, 2010	December 31, 2009
	(Thousands)
ASSETS
Current assets:
Cash and cash equivalents	$742	$1,873
Restricted cash	250	—
Accounts receivable	2,799	2,360
Inventory	2,358	3,846
Prepaid expenses and other current assets	288	212

Total current assets	6,437	8,291
Property and equipment, net	1,420	1,704
Restricted cash	41	41

Total assets	$7,898	$10,036

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,912	$598
Accrued expenses	2,649	2,323
Current portion of capital lease obligations	128	123
Current portion of convertible note	3,196	3,500
Line of credit	2,119	2,025

Total current liabilities	10,004	8,569

Long-term portion of capital lease obligations	38	105

Total liabilities	10,042	8,674

Commitments and contingencies (Note 11)
Redeemable convertible preferred stock
Series A redeemable convertible preferred stock; $0.01 par value, no shares authorized, issued or outstanding at June 30, 2010; 1,883,006 shares authorized, issued and outstanding at December 31, 2009, at redemption value	—	3,019
Series A-4 redeemable convertible preferred stock; $0.01 par value, no shares authorized, issued or outstanding at June 30, 2010; 20,616,990 shares authorized, issued and outstanding at December 31, 2009, at redemption value	—	31,151
Series B redeemable convertible preferred stock; $0.01 par value, no shares authorized, issued or outstanding at June 30, 2010; 16,010,027 shares authorized, issued and outstanding at December 31, 2009, at redemption value	—	40,670
Series C redeemable convertible preferred stock; $0.01 par value; no shares authorized, issued or outstanding at June 30, 2010; 11,025,068 shares authorized, 9,457,032 shares issued and outstanding at December 31, 2009, at redemption value	—	30,184
Series C-1 redeemable convertible preferred stock, $0.01 par value; no shares authorized, issued or outstanding at June 30, 2010; 3,126,891 shares authorized, 1,528,699 shares issued and outstanding at December 31, 2009, at redemption value	—	4,070
Series 1 redeemable convertible preferred stock; $0.01 par value, 19,800,000 shares authorized; 19,800,000 shares issued and outstanding at June 30, 2010; no shares authorized, issued or outstanding at December 31, 2009 (liquidation preference of $4,950,000 at June 30, 2010), at redemption value	4,865	—

Total redeemable convertible preferred stock	4,865	109,094

Stockholders’ deficit:
Common stock, $0.001 par value per share; 30,000,000 shares authorized; 2,989,001 shares issued and outstanding at June 30, 2010; 39,626,891 shares authorized, 1,591,754 shares issued and outstanding at December 31, 2009	3	2
Additional paid in capital	112,435	—
Accumulated deficit	(119,447)	(107,734)

Total stockholders’ deficit	(7,009)	(107,732)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$7,898	$10,036

The accompanying notes are an integral part of these condensed financial statements.

MINTERA CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Six Months Ended
	June 30, 2010	June 30, 2009
	(Thousands)
Revenues	$5,770	$26,402
Cost of revenues	5,309	21,520

Gross margin	461	4,882

Operating expenses:
Research and development	3,948	3,885
Selling and marketing	1,024	1,320
General and administrative	1,119	1,072

Total operating expenses	6,091	6,277

Loss from operations	(5,630)	(1,395)

Other income (expense), net	19	(10)
Interest expense, net	(3,675)	(688)

Net loss	$(9,286)	$(2,093)

The accompanying notes are an integral part of these condensed financial statements.

MINTERA CORPORATION
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended
	June 30, 2010	June 30, 2009
	(Thousands)
Cash flows from operating activities:
Net loss	$(9,286)	$(2,093)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	350	396
Inventory provision	80	—
Amortization of debt issuance costs	48	150
Transaction fee upon conversion of convertible notes	3,300	—
Other non-cash interest expense	—	117
Stock-based compensation expense	67	63
Amortization of deferred rent	(20)	(49)
Revaluation of warrants	(1)	26
Changes in assets and liabilities:
Accounts receivable	(439)	(1,968)
Inventory	1,408	(620)
Prepaid expenses and other current assets	(107)	1
Accounts payable	1,315	1,325
Accrued expenses	346	(104)
Deferred revenue	—	303

Net cash used in operating activities	(2,939)	(2,453)

Cash flows from investing activities:
Purchases of property and equipment	(67)	(262)
Changes in restricted cash	(250)	—

Net cash used in investing activities	(317)	(262)

Cash flows from financing activities:
Borrowings (repayments) under revolving line of credit facility, net	94	(726)
Debt issuance cost payment	(16)	—
Principal repayments of capital lease obligations	(62)	(54)
Proceeds from issuance of convertible notes	1,650	—
Principal repayments of convertible note	(304)	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	763	920
Proceeds from issuance of common stock	—	2
Borrowings from investors	—	335

Net cash provided by financing activities	2,125	477

Net decrease in cash and cash equivalents	(1,131)	(2,238)
Cash and cash equivalents at beginning of period	1,873	4,339

Cash and cash equivalents at end of period	$742	$2,101

The accompanying notes are an integral part of these condensed financial statements.

MINTERA CORPORATION
NOTES TO CONDENSED FINANCIAL STATEMENTS
1. Nature of the Business
Mintera Corporation (the “Company”) was incorporated in the State of Delaware on August 10, 2000. The Company designs, develops, manufactures and distributes high bit-rate optical modules that transmit and receive broadband telecommunications signals on optical wavelengths for the metro-core, regional, long haul and ultra long haul telecommunication markets.
The Company’s financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred losses and negative cash flows from operations since inception and has an accumulated deficit of $119 million at June 30, 2010. To date, the Company has been funded primarily by issuing equity securities and the incurrence of debt, including the Series 1 preferred stock financing in May 2010 (Note 8) for gross proceeds of $1.65 million. Because of projected negative cash flows from operations, the Company expects that it will be required to obtain additional debt or equity financing in order to fund future operations. As of June 30, 2010, management’s plans with regard to these matters included continued development and marketing of its products as well as seeking additional financial arrangements. Management’s plans contemplated that cash generated from additional financings would be sufficient to fund operations through 2010. These circumstances raised substantial doubt about the Company’s ability to continue as a going concern beyond June 30, 2010. These financial statements do not include any adjustments that might have resulted from the outcome of this uncertainty. On July 21, 2010, the Company was acquired by Oclaro, Inc. (“Oclaro”), as further described in Note 13.
The Company is subject to risks common to companies in the industry including, but not limited to, new technological innovations, dependence on key personnel, dependence on key suppliers, protection of proprietary technology, compliance with government regulations, regulatory approval, uncertainty of market acceptance of products and the need to obtain financing.
2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed financial statements as of June 30, 2010 and for the six months ended June 30, 2010 and June 30, 2009 have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by such accounting principles for annual financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial position and operations have been included. The condensed results of operations for the six months ended June 30, 2010 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending December 31, 2010.
These unaudited condensed financial statements should be read in conjunction with the Company’s audited financial statements for the fiscal year ended December 31, 2009 included in Exhibit 99.1 to this current report on Form 8-K.
On May 4, 2010, the shareholders approved a recapitalization of the Company (“Recapitalization”). The Company further amended its Articles of Incorporation to effect the Recapitalization and (i) converted all shares of Series A, Series A-4, Series B, Series C and Series C-1 preferred stock into shares of the Company’s common stock, (ii) converted all warrants to purchase shares of Series A, Series A-4, Series B, Series C and Series C-1 preferred stock into warrants to purchase shares of the Company’s common stock, (iii) eliminated the Series A, Series A-4, Series B, Series C and Series C-1 preferred stock, (iv) effected a 1 for 9.918 reverse split of the Company’s common stock, (v) decreased the number of authorized shares of common stock to 30,000,000, (vi) authorized the Series 1 preferred stock, consisting of 19,800,000 shares, (vii) adjusted and proportionately decreased the number of shares of common stock reserved for issuance upon the exercise of, and adjusted and proportionately increased the exercise price of, all stock options under the Corporation’s 2000 Restated Stock Incentive Plan, as amended, and all other options, warrants or rights to acquire common stock of the Company which were outstanding at that time, (viii) approved the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) and authorized 5,496,653 shares of common stock to be reserved for issuance pursuant to the 2010 Plan and (ix) converted all of the outstanding principal, accrued interest and transaction fees under the 2010 Notes (Note 7) into 19,800,000 shares of Series 1 preferred stock at a price of $0.25 per share.
Concentration of Credit Risk
Financial instruments that expose the Company to concentrations of credit risk consist primarily of money market funds and accounts receivable. The Company invests primarily in treasury bills issued by the United States government. Generally, the Company does not require collateral or other security to support customer receivables. The Company performs periodic credit evaluations of its customers and evaluates the need for allowance for credit losses based on historical experience and other information available to management. Since inception, the Company has not incurred any losses. At June 30, 2010, two customers accounted for 46% and 34% of the Company’s accounts receivable balance. At December 31, 2009, four customers accounted for 24%, 22%, 18% and 13% of the Company’s accounts receivable balance.
Current Vulnerabilities Due to Certain Concentrations
The Company sells products primarily to customers located outside of North America. For the six months ended June 30, 2010, three customers accounted for 45%, 35% and 12% of the Company’s revenue. For the six months ended June 30, 2009, three customers accounted for 54%, 29% and 12% of the Company’s revenue.
Certain components and parts used in the Company’s products are procured from a single source. The Company generally obtains parts from a single vendor, even where multiple sources are available, in order to maintain quality control and enhance working relationships with suppliers. These purchases are made under purchase orders.
3. Fair Value Measurements and Fair Value of Financial Instruments
Effective January 1, 2008, the Company adopted an accounting standard for fair value measurements which defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and enhances disclosures about fair value measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.
The accounting standard establishes a three—level valuation hierarchy for measuring fair value and expands financial statement disclosures about fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1: Quoted market prices in active markets for identical assets or liabilities that the company has the ability to access.
Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data such as quoted prices, interest rates, and yield curves.

Level 3: Inputs are unobservable data points that are not corroborated by market data.
The Company uses the market approach technique to value its financial and nonfinancial instruments and there were no changes in valuation techniques during the six months ended June 30, 2010. The Company’s cash equivalents carried at fair value are classified as Level 1 because they are valued using quoted market prices. The Company’s cash equivalents are a money market account which invests all of its assets in direct obligations of the United States treasury.
The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis as of June 30, 2010 and December 31, 2009:

Fair Value Measurement at June 30, 2010
	Quoted	Significant
	Prices in	Other	Significant
	Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
(Thousands)
Assets:
Cash equivalents	$248	$—	$—	$248

Fair Value Measurement at December 31, 2009
	Quoted	Significant
	Prices in	Other	Significant
	Active	Observable	Unobservable
	Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
(Thousands)
Assets:
Cash equivalents	$1,246	$—	$—	$1,246
4. Inventory
Inventory consists of the following at the dates indicated:

	June 30, 2010	December 31, 2009
	(Thousands)
Raw materials	$1,360	$1,687
Work in progress	948	1,903
Finished goods	50	256

	$2,358	$3,846

5. Accrued Expenses
Accrued expenses consist of the following at the dates indicated:

	June 30, 2010	December 31, 2009
	(Thousands)
Third party non-recurring engineering services	$1,183	$893
Accrued litigation	275	275
Employee compensation and benefits	438	251
Accrued product warranty	333	278
Professional fees	67	108
Accrued inventory in-transit	203	358
Other	150	160

	$2,649	$2,323

6. Revolving Credit Facility
On September 8, 2008, the Company entered into a revolving credit facility (“Credit Facility”) with Silicon Valley Bank (“SVB”), which provides for short-term borrowings of up to $6,400,000. The Credit Facility, which was amended on September 14, 2009, provides for borrowings in the form of advances against qualified trade accounts receivables (“Receivables”) and qualified inventory (“Inventory”). The Credit Facility bears an annual interest rate of the greater of i) sum of prime plus 2.5% or ii) SVB’s minimum stated rate. The interest rate was approximately 6.5% at June 30, 2010 and June 30, 2009. The Company also pays SVB a collateral handling fee equal to 0.20% of the outstanding borrowings. The Company is obligated to pay monthly minimum financing costs (interest and collateral handling fees) on an average of $3,000,000 in outstanding borrowings. Interest expense and fees associated with the Credit Facility for the six months ended June 30, 2010 and June 30, 2009 were $155,011 and $265,761, respectively.
On June 30, 2010, the maturity date of the Credit Facility was extended to July 24, 2010. At June 30, 2010, borrowings under the Credit Facility were collateralized by all of the assets of the Company. The Credit Facility contains limits on additional debt and restrictions on distributions to shareholders and the disposition of certain assets.
In conjunction with the Credit Facility, SVB was issued a warrant to purchase 120,000 shares of Series C redeemable convertible preferred stock (Note 8).
7. Convertible Notes
2008 Convertible Note
On December 31, 2008, the Company entered into a $3,500,000, 42-month convertible term note (“2008 Convertible Note”) with Velocity Financial Group (“Velocity”). Interest on the 2008 Convertible Note is 12.5% per annum, payable monthly. Principal payments are due in 30 monthly amounts commencing in February 2010. As of June 30, 2010, borrowings under the 2008 Convertible Note are collateralized by all of the assets of the Company. The 2008 Convertible Note contains limits on additional debt and restrictions on distributions to shareholders and the disposition of certain assets.
The 2008 Convertible Note has both a convertibility and a purchase option, giving Velocity the right to acquire up to $875,000 of convertible preferred stock at the same price offered to other preferred shareholders. At Velocity’s election, the preferred shares can be acquired via, 1) conversion of up to $875,000 of loan principal, 2) purchase of up to $875,000 of shares for cash, or 3) a combination of debt conversion and stock purchase up to $875,000. The conversion option terminates when the loan is fully repaid.

On June 7, 2010, the 2008 Convertible Note was modified. Under the terms of the modification, the May 2010 and June 2010 principal payments ($206,817 combined) were deferred and re-amortized over the remaining term of the loan. In conjunction with the loan modification, the Company agreed to a $47,942 restructuring fee, payable on the earlier of July 1, 2012 or a change of control, as defined in the agreement.
As of June 30, 2010, the remaining annual repayment requirements for the 2008 Convertible Note are as follows:

Fiscal Year	Principal	Interest	Total
	(Thousands)
2010	$692	$185	$877
2011	1,523	231	1,754
2012	981	42	1,023

	$3,196	$458	$3,654

The 2008 Convertible Note provides for customary events of default, following which the lender may, at its option, accelerate the amounts outstanding. Events of default include, but are not limited to, an event that has a material adverse effect, as described in the 2008 Convertible Note agreement. As a result of the material adverse effect clause, the Company has classified the June 30, 2010 outstanding principal amount under the 2008 Convertible Note as current.
2009 Convertible Notes
On September 30, 2009 and October 7, 2009, the Company entered into convertible notes payable with certain existing stockholders (“2009 Convertible Notes”) of $1,250,000 and $151,836, respectively. The 2009 Convertible Notes bore interest at a rate per annum of 10% and all principal and all accrued interest were due and payable on October 28, 2009.
In conjunction with the 2009 Convertible Notes, the note holders were issued warrants to purchase 263,536 shares of Series C-1 redeemable convertible preferred stock (Note 8).
On October 16, 2009, pursuant to the Series C-1 Purchase Agreement (Note 8), all of the outstanding principal and accrued interest under the 2009 Convertible Notes was converted into 527,077 shares of Series C-1 redeemable convertible preferred stock.
April 2010 Note
On April 29, 2010, the Company entered into a $75,000 non-interest bearing note payable with an existing stockholder (“April 2010 Note”). The April 2010 Note was due and payable on July 29, 2010 and prior to maturity, the amount due could be credited against any amount advanced by said investor under any new debt financings. The full amount due under the April 2010 Note was credited against the 2010 Notes, as further described below.
2010 Notes
On May 4, 2010, the Company entered into convertible notes payable with certain existing stockholders in the amount of $1,650,000 (“2010 Notes”). The full amount due under the April 2010 Note was credited against the 2010 Notes, which deemed the April 2010 Note as repaid in full and reduced the cash proceeds from the 2010 Notes to $1,575,000. The 2010 Notes bore interest at a rate per annum of 10% and a transaction fee at a rate of 200% of the principal amount. All principal, accrued interest and fees on the 2010 Notes were due and payable on November 4, 2010. On May 4, 2010, all of the outstanding principal, any accrued interest and the transaction fee under the 2010 Notes were converted into 19,800,000 shares of Series 1 redeemable convertible preferred stock (“Series 1 preferred stock”) at a price of $0.25 per share. The $3,300,000 transaction fee was charged to interest expense.

8. Redeemable Convertible Preferred Stock
On September 28, 2007, the Company entered into an agreement (the “Series C Purchase Agreement”) to issue and sell at least 7,170,034 shares of Series C redeemable convertible preferred stock (the “Series C preferred stock”) at a price of $2.67 per share for total consideration of approximately $19.1 million, net of issuance costs of $81,036. The Company was granted the right and option (“Put Option”), exercisable in its sole discretion, to issue and sell to an existing investor an additional 1,498,127 shares at the Series C preferred stock purchase price of $2.67 on or before September 30, 2008. On August 6, 2008 the Company exercised the Put Option and sold 1,498,127 shares at the Series C preferred stock (“Series C Second Closing”), for cash, at a price of $2.67 per share for total consideration of approximately $4.0 million, net of issuance costs of $8,417.
On March 31, 2009, the Company entered into Amendment 1 to the Series C Purchase Agreement to sell up to 1,123,595 shares of Series C preferred stock at a price of $2.67 per share (“Series C Third Closing”). The Company closed on the first tranche of the Series C Third Closing on March 31, 2009 by issuing 374,532 shares of Series C preferred stock for total consideration of approximately $1.0 million, net of issuance costs of $79,706. On July 8, 2009, the Company closed on the second and third tranches of the Series C Third Closing by issuing 414,339 shares of Series C preferred stock for total consideration of approximately $1.1 million, net of issuance costs of $2,364.
In conjunction with the Series C Third Closing on March 31, 2009 and July 8, 2009, the shareholders were issued warrants to purchase 93,626 and 103,579 shares of Series C preferred stock, respectively.
On October 16, 2009, the Company entered into an agreement (the “Series C-1 Purchase Agreement”) to sell up to 1,866,123 shares of Series C-1 redeemable convertible preferred stock (“Series C-1 preferred stock”) at a price of $2.67 per share. The Company closed on the first tranche of the Series C-1 Purchase Agreement on October 16, 2009 by issuing 1,528,699 shares of Series C-1 preferred stock for total consideration of approximately $4.1 million, net of issuance costs of $102,248. The issuance included the conversion of the 2009 Convertible Notes into Series C-1 preferred stock at principal plus accrued interest (Note 7), totaling approximately $1.4 million.
In conjunction with the Series C-1 first tranche, the shareholders were issued warrants to purchase 500,808 shares of Series C-1 preferred stock.
On March 11, 2010, the Company closed on a second Series C-1 preferred stock financing by issuing 323,202 shares of Series C-1 preferred stock for total consideration of $862,949. In conjunction with the Series C-1 second tranche, the shareholders were issued warrants to purchase 161,597 shares of Series C-1 preferred stock.
The Recapitalization approved on May 4, 2010 resulted in the conversion of all shares of Series A, Series A-4, Series B, Series C and Series C-1 preferred stock into shares of the Company’s common stock, converted all warrants to purchase shares of Series A, Series A-4, Series B, Series C and Series C-1 preferred stock into warrants to purchase shares of the Company’s common stock, eliminated the Series A, Series A-4, Series B, Series C and Series C-1 preferred stock, effected a 1 for 9.918 reverse split of the Company’s common stock, and authorized the issuance of 19,800,000 shares of Series 1 preferred stock.
The Series 1 preferred stock has the following characteristics:
Redemption
The holders of at least a majority of the outstanding Series 1 preferred stock can require the Company to redeem the Series 1 preferred stock by paying in cash a sum equal to $0.25 per share plus any declared but unpaid dividends. The earliest redemption dates are September 28, 2012, 2013 and 2014 and on these dates the holders of the Series 1 preferred stock may require payment of 33.3%, 66.6% and 100% of the total issued and outstanding preferred shares.
Voting
The holders of the Series 1 preferred stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote. Each preferred stockholder is entitled to the number of votes equal to the number of shares of common stock into which each preferred share is convertible at the time of such vote.
Dividends
The holders of the Series 1 preferred stock are entitled to receive dividends, when and as declared by the board of directors and out of funds legally available, payable in preference and priority to any payment of any dividend on common stock. No dividends or other distributions may be made with respect to the common stock, until all declared dividends on the Series 1 preferred stock have been paid. No dividends have been declared or paid by the Company.
Liquidation Preference
In the event of any liquidation, dissolution or winding-up of the Company, the holders of the then outstanding Series 1 preferred stock are entitled to receive an amount equal to $0.25 per share plus any declared and unpaid dividends. If insufficient assets are available for distribution then they shall be distributed among the Series 1 stockholders on a pro rata basis. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after the holders of the Series 1 preferred stock have been paid all liquidation preference amounts due, any remaining assets shall be distributed to the holders of Series 1 preferred stock and common stock on a pro rata basis.
Conversion
Each share of Series 1 preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the Series 1 preferred stock issue price of $0.25 by the conversion price in effect at the time, subject to adjustment for certain additional equity issuances, dividends and distributions. Conversion is automatic upon the closing of a firm commitment for an underwritten public offering in which the public offering price of common stock equals or exceeds $8.90 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalization).
9. Warrants for Redeemable Convertible Preferred Stock
The Company issued certain warrants in 2007, 2008, 2009 and 2010 in connection with offerings of convertible notes, redeemable convertible preferred stock, and the Credit Facility as further described in Note 6, Note 7 and Note 8.
In connection with the May 4, 2010 Recapitalization, the 1,665,917 of the then outstanding redeemable convertible preferred stock warrants were (i) converted to 167,918 warrants to purchase the Company’s common stock and (ii) effected by the 1 for 9.918 reverse split. The value of the converted 167,918 warrants to purchase common stock was immaterial as of June 30, 2010.
The Company recorded other income (expense) of $475 and ($26,039) during the six months ended June 30, 2010 and June 30, 2009, respectively, to reflect the change in fair value of the warrants.

10. Stock-Based Compensation
On May 4, 2010, the Company effected a 1 for 9.918 reverse split of the its common stock, which adjusted and proportionately decreased the number of shares of common stock reserved for issuance upon the exercise of, and adjusted and proportionately increased the exercise price of all stock options under the Company’s 2000 Restated Stock Incentive Plan, as amended (the “2000 Plan”). In addition, the Company approved the 2010 Plan and authorized 5,496,653 shares of common stock to be reserved for issuance pursuant to the 2010 Plan. Under the 2000 Plan, 508,683 shares of the Company’s common stock are reserved for issuance to employees, directors, officers and consultants.
Options granted under the 2000 Plan and the 2010 Plan, which are referred to collectively herein as the “Plans”, may be incentive stock options or nonstatutory stock options. Stock purchase rights may also be granted under the Plans. Incentive stock options may only be granted to employees. The board of directors determines the vesting period over which options become exercisable and is generally over a four-year period. The exercise price of incentive stock options and nonstatutory stock options shall be determined by the board of directors on the grant date. The term of the options is determined by the board of directors and is generally ten years. The Company issues new shares upon exercise of stock options.
Stock Options
On May 25, 2010, the Company granted 4,444,900 options to purchase common stock under the 2010 Plan at an exercise price of $0.04 per share. The total fair value of the May 25, 2010 option grants was approximately $2,000.
In connection with the Company’s acquisition by Oclaro on July 21, 2010, as further described in subsequent events below (Note 13), all stock options outstanding under the 2000 Plan were cancelled as of the effective time of the acquisition. As of the effective date, stock options outstanding under the 2010 Plan were converted into the right to receive an amount in cash and/or Oclaro common stock relating to the post-closing consideration.
11. Commitments and Contingencies
Guarantees
The Company enters into standard indemnification agreements in its ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally the Company’s business partners or potential customers, in connection with any U.S. patent, or any copyright or other intellectual property infringement claim by any third party with respect to the Company’s products. The term of these indemnification agreements vary. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the Company believes the estimated fair value of these agreements is minimal.
Litigation
On April 20, 2010, L-3 Communications Corporation filed an action against the Company in the Supreme Court of the State of New York seeking $1,750,000 in damages for an alleged breach of contract. On June 3, 2010, the Company filed its answer to the claim and a counterclaim seeking damages of $1,400,000. At June 30, 2010, the Company had accrued $275,000 which was paid in July 2010. This amount was recorded to general and administrative expenses.
Other Employee Matters
Upon a change of control, the Company has an obligation to pay up to approximately $1.1 million in cash bonuses to certain employees.

12. Related Party Transactions
JDS Uniphase (“JDSU”) is a shareholder of Mintera Corporation. During the six months ended June 30, 2010, the Company purchased $39,600 of raw materials from JDSU and recognized revenue of $52,456 on sales of product to JDSU. During the six months ended June 30, 2009, the Company purchased $3,727 of raw materials from JDSU and recognized revenue of $26,228 on sales of product to JDSU.
At June 30, 2010 and December 31, 2009, included in accounts receivable was $26,228 and $0 due from JDSU, respectively.
13. Subsequent Event
The Company has evaluated subsequent events through September 28, 2010, which is the date that the financial statements were available to be issued.
On July 21, 2010, the Company was acquired by Oclaro. Oclaro paid $12.0 million in cash to the former security holders and creditors of the Company. Oclaro also agreed to pay additional revenue-based consideration whereby former security holders of the Company are entitled to receive up to $20.0 million, determined based on a set of sliding scale formulas, to the extent revenue from Company products is more than $29.0 million in the twelve months following the acquisition and/or more than $40.0 million in the 18 months following the acquisition. The post-closing consideration, if any, will be payable in cash or, at Oclaro’s option, newly issued shares of Oclaro common stock, or a combination of cash and stock. Achieving cumulative revenues of $40.0 million over the next 12 month period and $70.0 million over the next 18 month period would lead to the maximum $20.0 million in additional consideration.